Exhibit 99.1

Ur-Energy Releases 2020 Q1 Results

Littleton, Colorado (PR Newswire – May 8, 2020) Ur-Energy Inc. (NYSE American:URG)(TSX:URE) (“Ur-Energy” or the “Company”) has filed the Company’s Form 10-Q for the quarter ended March 31, 2020, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities at www.sedar.com.

Ur-Energy CEO, Jeff Klenda said: “The quarter was, for us all, unprecedented. There can be no doubt that the COVID-19 pandemic has carved a new path through history for the entire world. We remain fortunate that our workforce is healthy. Our scaled down operations at Lost Creek have allowed our reduced staff to remain physically distanced and we have maintained vigilance on all necessary and recommended safety precautions there and in our operations and corporate services offices.

“In April, we applauded the United States Nuclear Fuel Working Group report which concluded that our small industry is and remains a vital part of our energy and national security. We await further action from the Working Group and the Administration to implement the recommendations of the report, to revive our industry. The recommendations include the establishment of a uranium reserve initially through direct purchases proposed to commence this year and, subsequently, through the Department of Energy’s proposed budgeted purchases for ten years, beginning in FY2021. Additionally, the report recognizes the critical importance of supporting the Department of Commerce in its efforts to extend the Russian Suspension Agreement and to stand strong, not ceding our nation’s energy supply to Russia or our other geopolitical and strategic rivals. As one of the only uranium companies still in a position to readily ramp-up production to support our nation’s needs, we will continue to do our part for national security and in our shareholders’ vital interests.”

Results of Operations

During 2020 Q1, we captured 4,113 pounds of U3O8 within the Lost Creek plan and 1,433 pounds were packaged in drums. Drumming activities during the quarter were limited, as packaging only occurs on an as-needed basis to minimize costs. No shipments of product were made to the conversion facility during the quarter. At March 31, 2020, inventory at the conversion facility was approximately 268,552 pounds U3O8.

The following tables provide detailed financial information on our sales and cost of sales as they relate to U3O8 pounds. The U3O8 and cost per pound measures included in the following tables do not have a standardized meaning within US GAAP or a defined basis of calculation. These measures are used by management to assess business performance and determine production and pricing strategies. They may also be used by certain investors to evaluate performance. Where applicable, reconciliation of these measures to US GAAP financial statement presentation are included within the respective table.

Sales

	Unit	2020 Q1	2019 Q4	2019 Q3	2019 Q2

U3O8 Sales Reconciliation (1)

Sales per financial statements	$000	$1,370	$10,849	$5,115	$11,479
Less disposal fees	$000	$-	$(1)	$-	$(2)
U3O8 sales	$000	$1,370	$10,848	$5,115	$11,477
U3O8 pounds sold	lb	33,000	180,000	122,500	265,000
U3O8 price per pound sold	$/lb	$41.52	$60.26	$41.76	$43.31

U3O8 Sales by Product

U3O8 Sales
Produced	$000	$-	$-	$-	$7,482
Purchased	$000	$1,370	$10,848	$5,115	$3,995
	$000	$1,370	$10,848	$5,115	$11,477

U3O8 Pounds Sold
Produced	lb	-	-	-	165,000
Purchased	lb	33,000	180,000	122,500	100,000
	lb	33,000	180,000	122,500	265,000

U3O8 Price per Pounds Sold
Produced	$/lb	$-	$-	$-	$45.35
Purchased	$/lb	$41.52	$60.26	$41.76	$39.95
	$/lb	$41.52	$60.26	$41.76	$43.31

Note:

1.	Sales per the financial statements include revenues from disposal fees received at Shirley Basin. The disposal fees do not relate to U3O8 pounds sold and are excluded from the U3O8 sales and U3O8 price per pound sold figures.

In 2020 Q1, we sold 33,000 purchased pounds under a term contract at an average price of $41.52 per pound. In early April, we sold 167,000 pounds of purchased inventory at an average price per pound of $41.51 for revenues of $6.9 million. There were no sales of produced inventory in the first quarter and we do not anticipate any sales of produced inventory in 2020.

Cost of Sales

	Unit	2020 Q1	2019 Q4	2019 Q3	2019 Q2

U3O8 Cost of Sales Reconciliation (1)

Cost of sales per financial statements	$000	$3,105	$6,451	$7,515	$11,163
Lower of cost or NRV adjustment	$000	$(2,282)	$(2,074)	$(4,087)	$(2,137)
U3O8 cost of sales	$000	$823	$4,377	$3,428	$9,026
U3O8 pounds sold	lb	33,000	180,000	122,500	265,000
U3O8 cost per pound sold	$/lb	$24.94	$24.31	$27.98	$34.06

U3O8 Cost of Sales by Product

U3O8 Cost of Sales
Ad valorem and severance taxes	$000	$3	$22	$(14)	$17
Wellfield cash costs	$000	$128	$158	$210	$264
Wellfield non-cash costs	$000	$618	$611	$611	$612
Plant cash costs	$000	$910	$898	$1,045	$1,134
Plant non-cash costs	$000	$490	$494	$490	$490
Distribution costs	$000	$-	$26	$12	$27
Inventory change	$000	$(2,149)	$(2,209)	$(2,354)	$3,702
Produced	$000	$-	$-	$-	$6,246
Purchased	$000	$823	$4,377	$3,428	$2,780
	$000	$823	$4,377	$3,428	$9,026

U3O8 Pounds Sold
Produced	lb	-	-	-	165,000
Purchased	lb	33,000	180,000	122,500	100,000
	lb	33,000	180,000	122,500	265,000

U3O8 Cost per Pound Sold
Produced	$/lb	$-	$-	$-	$37.85
Purchased	$/lb	$24.94	$24.31	$27.98	$27.80
	$/lb	$24.94	$24.31	$27.98	$34.06

Note:

1.	Cost of sales per the financial statements include lower of cost or net realizable value (“NRV”) adjustments. The NRV adjustments do not relate to U3O8 pounds sold and are excluded from the U3O8 cost of sales and U3O8 cost per pound sold figures.

Cost of sales per the financial statements includes ad valorem and severance taxes related to the extraction of uranium, all costs of wellfield and plant operations including the related depreciation and amortization of capitalized assets, reclamation and mineral property costs, plus product distribution costs. These costs are also used to value inventory. The resulting inventoried cost per pound is compared to the NRV of the product, which is based on the estimated sales price of the product, net of any necessary costs to finish the product. Any inventory value in excess of the NRV are charged to cost of sales per the financial statements. These NRV adjustments are excluded from the U3O8 cost of sales and U3O8 cost per pound sold figures because they relate to the pounds of U3O8 in ending inventory and do not relate to the pounds of U3O8 sold during the period.

In 2020 Q1, we sold 33,000 pounds of purchased inventory. The 33,000 pounds were purchased at a weighted average cost of $24.94 per pound. In early April, we sold 167,000 pounds of purchased inventory. The pounds were purchased at an average cost per pound of $26.01 and cost of sales amounted to $4.3 million. There were no sales of produced inventory in the first quarter, and therefore, no cost of sales from produced inventory. We do not anticipate any sales of produced inventory in 2020.

Looking Ahead

Our remaining sale under contract in 2020 occurred on April 1, 2020.

As at May 6, 2020, our unrestricted cash position was $7.0 million. In April, we received $0.9 million from the SBA loans and collected net proceeds of $2.6 million from the sale of 167,000 pounds at $41.52 per pound. The pounds were purchased for an average cash cost of $26.01 per pound.

Recent market activity, driven by production suspensions and reductions, has elevated U3O8 spot prices by as much as 36% in the past several weeks to over $33 per pound. The suspensions and closures are generally related to the COVID-19 pandemic. In recent weeks, we have seen the suspension of Cigar Lake, Rossing, and then Husab, as well as lower production guidance announced by Kazatomprom. This amounts to as much as 46 million pounds of primary production on an annualized basis removed from the market. While this increase in uranium pricing is encouraging, it remains to be seen if long-term contracts will follow and once again become available to support sustained development and operations on an economical basis.

As we watch primary uranium production in the U.S., and now in North America, decline to inconsequential levels, it is also historic that North America no longer has any UF6 conversion output. On April 8, 2020, operations at the Port Hope UF6 conversion facility were suspended, which also forced the closure of the Blind River UO3 refinery. In the U.S., ConverDyn’s conversion has been idled since 2017.

At the same time, we note that 2019 was a record year for U.S. nuclear electricity production. Recently, the Nuclear Energy Institute noted key take-aways from 2019 with regard to the U.S. nuclear industry. Among them, after producing nearly 20 percent of all U.S. electricity production and nearly 55 percent of all carbon-free generation in 2019, U.S. nuclear power plants generated the highest amount of electricity since the birth of commercial nuclear power in 1957. This is good news because that record nuclear power generation avoided over 476 million metric tons of carbon emissions. But, is it sustainable when you consider that primary uranium production in North America now stands at virtually zero?

Global demand growth has not subsided either. On April 14, 2020, China’s Nuclear Safety Inspection Department reported that the coronavirus outbreak will have no impact on the progress of nuclear power plant construction in China in the short term, nor have reactors already in operation been affected. Global demand growth will most likely continue, if not increase, in the long-term.

Considering the current state of uranium production and conversion capacity in the U.S. (and now North America), combined with the growing demand for uranium here and around the world, we were relieved to see that the Working Group also realizes that aggressive action must be taken to preserve what remains of the domestic uranium industry before our U.S. nuclear utilities face the consequences of a serious supply disruption.

On April 23, 2020, the Working Group released their Plan to Revitalize the Domestic Uranium Mining Industry, which details the steps required to revitalize the domestic uranium mining and broader nuclear industries. The most relevant recommendation for the uranium mining sector is that the U.S. government should make direct purchases of 17 to 19 million total pounds of U3O8 to replenish the American Assured Fuel Supply uranium reserve. Additionally, the report recommends the establishment of a national uranium reserve, which is included in the President’s Fiscal Year 2021 Budget Request; during the first year, it is expected that the reserve would directly support the operation of at least two U.S. uranium mines. The budget item is for $150 million per year from FY2021 to FY2030. Additionally, the report calls for support of the Department of Commerce’s efforts to extend the RSA to protect against future uranium dumping. A lower cap on Russian imports should be considered.

Consistent with many of the conclusions in the report finding myriad national security concerns, another of the recommendations is that the NRC be permitted to deny imports of nuclear fuel fabricated in Russia or China for national security purposes. In its ground-up approach, the report then recommends a restart the U.S.’s sole conversion plant and thereafter the restart of domestic enrichment, with reserved amounts for unobligated material. By law, unobligated material must be sourced domestically.

The Company stands ready to supply its portion of the new national uranium reserve. We have maintained operational readiness at our fully-permitted Lost Creek Mine with experienced technical and operational staff and a well-maintained plant. More than six and a half years into production at Lost Creek, we are still producing in the first mine unit and the initial three header houses of the second mine unit. Ur-Energy is prepared to rapidly expand uranium production at Lost Creek, to an annualized runrate of one million pounds.

The Lost Creek facility has the constructed and licensed capacity to produce up to two million pounds of U3O8 per year and the previously-reported mineral resources to feed the processing plant for many years to come. A ramp-up of production at Lost Creek will continue with further development in the fully-permitted first two mine units, followed by the ten additional mining areas as defined in the Lost Creek Property Preliminary Economic Assessment, as amended. With future development and construction in mind, our current staff members were retained as having the greatest level of experience and adaptability allowing for an easier transition back to full operations. Lost Creek operations can increase to full production rates in as little as six months following a go decision, simply by developing additional header houses within the fully permitted MU2. Development expenses during this time are estimated to be approximately $14 million and are almost entirely related to MU2 drilling and header house construction costs.

While the Working Group’s recently released plan is encouraging, there can be no certainty of the final outcome of the Working Group’s findings and recommendations, or the timing and impact of any actions taken in response to those findings and recommendations, including the budget appropriations process related to the national uranium reserve. The outcome of this continuing process and its effects on the U.S. uranium market, therefore, remains uncertain. We look forward with great interest to the President’s next steps to solidify the Working Group’s recommendations and provide much needed clarity to the uranium mining industry, and hope that the Administration acts with the necessary sense of urgency, heeding the language of the Working Group’s report that the “risks are most immediate” in the production and conversion of domestic uranium which are “the most vulnerable facing imminent collapse.” Until such time, we will continue to minimize costs and maximize ‘runway’ to maintain current operations and avoid unnecessary dilution while maintaining the operational readiness needed to ramp-up production when called upon.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped more than 2.6 million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits and to operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair & CEO
866-981-4588
Jeff.Klenda@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., controlling production operations at lower levels at Lost Creek; the timing to determine future development and construction priorities, and the ability to readily and cost-effectively ramp-up production operations when market and other conditions warrant; the impact of ongoing changes in global uranium production and other impacts related to COVID-19; timing and results of implementation of the recommendations from the U.S. Nuclear Fuel Working Group, including the budget appropriations process related to direct purchase for the establishment of the national uranium reserve) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.